EXHIBIT 99.1


On April 20, 1998, the Registrant issued the following press release:

            " PYR ENERGY ANNOUNCES SECOND QUARTER FINANCIAL RESULTS, REPORTS EXTENSION OF ITS CLASS B WARRANTS TO JUNE 30, 1998

     DENVER -- PYR Energy Corporation (OTC EBB: PYRX) today reported that for the second fiscal quarter ended February 28, 1998, the Company had net income of $380,746 or $.042 per common share as compared with net income of $14,707 or $.003 per common share for the second quarter ended February 28, 1997. For the six month period ended February 28, 1998, the Company had net income of $215,235 or $.024 per common share as compared to net income of $19,338 or $.005 per common share for the six month period ended February 28, 1997. For the three and six months ended February 28, 1998, the Company recognized a gain on sale of a portion of its Mastiff prospect at East Lost Hills in California of $556,197. The company has had no revenues from the sale of oil and gas production.

     At February 28, 1998, the Company had $1,452,859 in working capital, total assets of $1,980,762 and stockholders' equity of $1,934,652. There were 9,154,804 common shares outstanding at February 28, 1998.

     PYR Energy also announced that on April 14, 1998, the board of directors approved extending the expiration date of its outstanding Class "B" $1.75 warrants that were due to expire on April 15, 1998, to June 30, 1998.

OPERATIONS UPDATE
-----------------

     The Company anticipates its previously reported Mastiff prospect well at East Lost Hills will spud within the next two to four weeks, subject to rig availability and weather. This is a deep wildcat well to be drilled to a depth of 18,500 feet and is projected to take three to four months to drill.

     The Company has also previously reported commencement of 3D seismic acquisition over its Southeast Maricopa project. To date, approximately 25% of the data has been acquired. The Company has experienced delays in the acquisition process due to substantial rain in the basin, and is expecting to complete the 3D seismic acquisition late in May of 1998.

     Denver based PYR Energy applies 3-D seismic and computer-aided exploration technologies to systematically explore for and exploit onshore domestic oil and natural gas accumulations in the western United States.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control"